File Pursuant to Rule 424(b)(3)
Registration Statement No. 333-178081
Prospectus Addendum to
the Prospectus dated November 21, 2011

DEBT SECURITIES GUARANTEED UNDER THE FDIC’S
TEMPORARY LIQUIDITY GUARANTEE PROGRAM

Morgan Stanley & Co. LLC will, and other affiliates of Morgan Stanley may, use this prospectus addendum and the accompanying prospectus dated November 21, 2011 in connection with market-making transactions of debt securities guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program (the “guaranteed debt securities”) that were originally issued under a similar prospectus with a date earlier than November 21, 2011. We refer below to such earlier prospectus as the “earlier prospectus”.

When this prospectus addendum and the accompanying prospectus dated November 21, 2011 are used in connection with a market-making transaction, you should note that the accompanying prospectus dated November 21, 2011 supersedes the earlier prospectus. When you read the prospectus supplement or pricing supplement with the specific terms of the offered guaranteed debt securities, please note that all references in it to the earlier prospectus should instead refer to the accompanying prospectus dated November 21, 2011.

You should read the terms of the accompanying prospectus supplement or pricing supplement, which describes the specific terms of the offered guaranteed debt securities, together with the accompanying prospectus dated November 21, 2011.

The offered guaranteed debt securities are not deposits or savings accounts and are not obligations of, or guaranteed by, a bank.

MORGAN STANLEY

November 21, 2011